EXHIBIT 10.11

SEMPRA ENERGY

EXECUTIVE PERSONAL FINANCIAL PLANNING PROGRAM

POLICY DOCUMENT

  PURPOSE

The purpose of this program is to assist executives in the following areas of financial planning: investment and retirement planning, income tax and estate planning, cash management, and stock option strategies.
  ADMINISTRATION

  The program is administered by the Sempra Energy Executive Compensation department. The Senior Vice President of Human Resources has final authority with respect to all matters relating to this program.

  PARTICIPATION

  Senior Officers of Sempra Energy and any of its subsidiaries may be designated as participants. Current participation is limited to executives at the level of Vice President or higher. The Senior Vice President of Human Resources has final authority with respect to participation in the program.

  BENEFIT

Sempra Energy will pay participants expenses related to the financial planning services described in paragraph one, up to the maximum annual reimbursement amount. Maximum annual reimbursement amounts are:
  Chief Executive Officer

  $15,000 per year

  Group President and Executive Vice President

  $10,000 per year

  All Other Participants

$10,000 for the first year of participation in the program

$7,000 for each subsequent year

For purposes of paragraph 4C, the first year will be one year from the date the executive is designated as a program participant. The $7,000 benefit for the second year will be pro-rated to reflect the portion of the second calendar year covered under the first year benefit. For example, if an executive is hired and designated as a program participant in June 2002, the executive is entitled to a maximum benefit of $10,000, which may be used through June 2003. The regular 2003 maximum benefit of $7,000 will be pro-rated and the participant will be entitled to a maximum benefit of $3,500 for July 2003 through December 2003.

The benefit is taxable income to participants. If the participant incurs annual expense less than the maximum annual reimbursement amount, the unused benefit is available for tax gross up using the maximum federal and state marginal income tax rates.

  PAYMENT OF EXPENSES

Participants must submit invoices for covered financial planning services to Executive Compensation. Sempra Energy will then remit payment to the service provider. Participants should not pay the service provider directly. Invoices should be directed to:

Sempra Energy

Mail Location: HQ 04D

101 Ash Street

San Diego, CA 92101

Attn: Executive Compensation